PRESS RELEASE

AbbVie Reports Second-Quarter 2021 Financial Results

•Reports Second-Quarter Diluted EPS of $0.42 on a GAAP Basis; Adjusted Diluted EPS of $3.11

•Delivers Second-Quarter Net Revenues of $13.959 Billion, an Increase of 33.9 Percent on a Reported Basis

•Second-Quarter Global Net Revenues from the Immunology Portfolio Were $6.120 Billion, an Increase of 15.1 Percent on a Reported Basis, or 13.8 Percent on an Operational Basis; U.S. Humira Net Revenues Were $4.257 Billion, an Increase of 7.1 Percent; Internationally, Humira Net Revenues Were $811 Million, a Decrease of 6.0 Percent on a Reported Basis, or 12.6 Percent on an Operational Basis, Due to Biosimilar Competition; Global Skyrizi Net Revenues Were $674 Million; Global Rinvoq Net Revenues Were $378 Million

•Second-Quarter Global Net Revenues from the Hematologic Oncology Portfolio Were $1.816 Billion, an Increase of 14.1 Percent on a Reported Basis, or 13.2 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $1.381 Billion, an Increase of 7.2 Percent, with U.S. Net Revenues of $1.099 Billion and International Profit Sharing of $282 Million; Global Venclexta Net Revenues Were $435 Million

•Second-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.459 Billion; Global Botox Therapeutic Net Revenues Were $603 Million; Global Vraylar Net Revenues Were $432 Million

•Second-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.434 Billion; Global Botox Cosmetic Net Revenues Were $584 Million

•Updates 2021 GAAP Diluted EPS Guidance Range from $7.27 to $7.47 to $6.04 to $6.14; Raises 2021 Adjusted Diluted EPS Guidance Range from $12.37 to $12.57 to $12.52 to $12.62

NORTH CHICAGO, Ill., July 30, 2021 – AbbVie (NYSE:ABBV) announced financial results for the second quarter ended June 30, 2021.

"AbbVie delivered another strong quarter and our business continues to perform extremely well across the portfolio, with AbbVie's new immunology assets contributing more than $1 billion of combined sales in the quarter,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “The Allergan integration also continues to track exceptionally well, with both the neuroscience and aesthetics portfolios delivering double-digit sequential growth. Based upon the momentum of our business, we are raising our full year 2021 EPS guidance and believe AbbVie is very well positioned for the long term."
Note: "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.

Second-Quarter Results

•Worldwide net revenues were $13.959 billion, an increase of 33.9 percent on a reported basis, or 19.3 percent on a comparable operational basis.

•Global net revenues from the immunology portfolio were $6.120 billion, an increase of 15.1 percent on a reported basis, or 13.8 percent on an operational basis.
◦Global Humira net revenues of $5.068 billion increased 4.8 percent on a reported basis, or 3.6 percent on an operational basis. U.S. Humira net revenues were $4.257 billion, an increase of 7.1 percent. Internationally, Humira net revenues were $811 million, a decrease of 6.0 percent on a reported basis, or 12.6 percent on an operational basis, due to biosimilar competition.
◦Global Skyrizi net revenues were $674 million.
◦Global Rinvoq net revenues were $378 million.

•Global net revenues from the hematologic oncology portfolio were $1.816 billion, an increase of 14.1 percent on a reported basis, or 13.2 percent on an operational basis.
◦Global Imbruvica net revenues were $1.381 billion, an increase of 7.2 percent, with U.S. net revenues of $1.099 billion and international profit sharing of $282 million.
◦Global Venclexta net revenues were $435 million, an increase of 43.2 percent on a reported basis, or 38.3 percent on an operational basis.

•Global net revenues from the neuroscience portfolio were $1.459 billion, an increase of 98.8 percent on a reported basis, or 29.6 percent on a comparable operational basis.
◦Global Botox Therapeutic net revenues were $603 million, an increase of over 100.0 percent on a reported basis, or 38.6 percent on a comparable operational basis.
◦Global Vraylar net revenues were $432 million, an increase of over 100.0 percent on a reported basis, or 25.8 percent on a comparable operational basis.
◦Global Ubrelvy net revenues were $126 million.

•Global net revenues from the aesthetics portfolio were $1.434 billion, an increase of over 100.0 percent on a reported and comparable operational basis.
◦Global Botox Cosmetic net revenues were $584 million, an increase of over 100.0 percent on a reported and comparable operational basis.

•On a GAAP basis, the gross margin ratio in the second quarter was 67.6 percent. The adjusted gross margin ratio was 82.2 percent.

•On a GAAP basis, selling, general and administrative expense was 22.7 percent of net revenues. The adjusted SG&A expense was 21.2 percent of net revenues.

•On a GAAP basis, research and development expense was 12.9 percent of net revenues. The adjusted R&D expense was 11.3 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.

•On a GAAP basis, the operating margin in the second quarter was 31.8 percent. The adjusted operating margin was 49.7 percent.

•On a GAAP basis, net interest expense was $606 million.

•On a GAAP basis, the tax rate in the quarter was 33.8 percent. The adjusted tax rate was 12.6 percent.

•Diluted EPS in the second quarter was $0.42 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $3.11.

Note: "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan, which was acquired on May 8, 2020, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates and reflect comparative local currency net revenues at the prior year’s foreign exchange rates. Refer to the Key Product Revenues schedules for further details. "Operational" comparisons are presented at constant currency rates and reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced the European Medicines Agency's (EMA) Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending the approval of Rinvoq (upadacitinib) for the expanded use in adults (15 mg or 30 mg, once daily) and adolescents 12 years and older (15 mg, once daily) with moderate to severe atopic dermatitis (AD) who are candidates for systemic therapy. The positive opinion is based on three global Phase 3 pivotal studies evaluating the safety and efficacy of Rinvoq used with or without topical corticosteroids (TCS) in adults and adolescents with moderate to severe AD. The approval decision from the European Commission (EC) is anticipated in the third quarter of 2021 and if approved, this will be the fourth indication for Rinvoq in the European Union.

•AbbVie announced that the U.S. Food and Drug Administration (FDA) informed the company that the FDA would not meet the Prescription Drug User Fee Act (PDUFA) action dates for the supplemental New Drug Applications (sNDAs) for Rinvoq for the treatment of adults with active psoriatic arthritis (PsA), adults with active ankylosing spondylitis (AS) or adults and adolescents with moderate to severe AD. The FDA cited its ongoing review of Pfizer's post-marketing study, ORAL Surveillance, evaluating tofacitinib in patients with rheumatoid arthritis (RA). No formal regulatory action has been taken on the sNDAs for Rinvoq in PsA, AS or AD.

•AbbVie announced positive results from the Phase 3 maintenance study evaluating Rinvoq (15 mg or 30 mg, once daily) in ulcerative colitis (UC) patients. In the study, significantly more Rinvoq-treated patients achieved the primary endpoint of clinical remission (per Adapted Mayo Score) compared to patients on placebo (15 mg: 42 percent, 30 mg: 52 percent, placebo: 12 percent) at one year. Additionally, all secondary endpoints were met including the achievement of endoscopic improvement, histologic-endoscopic mucosal improvement (HEMI) and corticosteroid-free clinical remission. Safety results were consistent with the previous Phase 3 induction studies and the known safety profile of Rinvoq, with no new safety risks observed. Full results from the Phase 3 maintenance study will be presented at a future medical meeting and submitted for publication in a peer-reviewed journal.

•AbbVie announced positive results from the Phase 3 maintenance study, FORTIFY, which showed Skyrizi (risankizumab, 360 mg, subcutaneous (SC), administered every 8 weeks) achieved the co-primary endpoints of endoscopic response and clinical remission at one year in adult patients with moderate to severe Crohn’s disease (CD). In addition, 39 percent of patients receiving Skyrizi 360 mg achieved endoscopic remission compared to 13 percent of patients in the induction-only control group and 29 percent of Skyrizi 360 mg-treated patients achieved deep remission compared to 10 percent in the induction-only control group. The overall safety results in this study were generally consistent with the known safety profile of Skyrizi, with no new safety risks observed. Full results from the FORTIFY study will be presented at upcoming medical conferences and published in a peer-reviewed medical journal. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•At the Digestive Disease Week (DDW) Virtual Conference 2021 and the Congress of European Crohn's and Colitis Organisation (ECCO), AbbVie presented data from a broad range of studies in inflammatory bowel diseases (IBD). Presentations included results from the Phase 3 ADVANCE and MOTIVATE studies, which showed significantly greater proportions of patients with moderately to severely active CD treated with both doses of investigational Skyrizi (600 mg or 1200 mg) met the co-primary endpoints of clinical remission and endoscopic response at week 12 compared to placebo. AbbVie also presented data from the Phase 3 U-ACHIEVE and U-ACCOMPLISH studies evaluating the efficacy and safety of Rinvoq (45 mg, once daily) as induction therapy in patients with moderate to severe UC, which highlighted the impact of Rinvoq on clinical, endoscopic and histologic outcomes after 8 weeks of treatment. Additional presentations showcased the importance of understanding patient preferences and patient-reported outcomes in IBD treatments.

•AbbVie announced that it submitted applications to the FDA and EMA seeking approval for Skyrizi (150 mg) for the treatment of adults with active PsA. The applications are supported by two Phase 3 studies in which Skyrizi demonstrated improved skin and joint symptoms and physical function, with a greater proportion of patients achieving minimal disease activity versus placebo. The safety profile of Skyrizi in these studies was generally consistent with the safety profile of Skyrizi in plaque psoriasis, with no new safety risks observed.

Recent Events (continued)

•At the EULAR 2021 Virtual Congress of Rheumatology, AbbVie presented new data in 41 abstracts covering its portfolio of immunology assets including Rinvoq, Skyrizi, Humira (adalimumab) and its pipeline across multiple rheumatic diseases. Highlights included new long-term data from the Phase 3 SELECT-COMPARE trial that showed continuous treatment with Rinvoq (15 mg, once daily) plus methotrexate (MTX) maintained rates of clinical remission and low disease activity through three years in adults with RA, efficacy and safety data from the Phase 3 SELECT-PsA 2 trial assessing Rinvoq in patients with active PsA which showed that continuous treatment with Rinvoq (15 mg, once daily) resulted in sustained improvements in disease activity for more than one year, as well as a separate integrated safety analysis of Rinvoq in which no new significant safety findings were observed up to 4.5 years in patients with RA.

•AbbVie announced that the EC approved Venclyxto (venetoclax) in combination with a hypomethylating agent, azacitidine or decitabine, for the treatment of adult patients with newly diagnosed acute myeloid leukemia (AML) who are ineligible for intensive chemotherapy. Approval is based on data from AbbVie's clinical trial program for Venclyxto, including the Phase 3 VIALE-A trial, which showed patients treated with Venclyxto in combination with azacitidine demonstrated improvements in overall survival (OS) versus patients treated with placebo in combination with azacitidine as well as results of the Phase 1b M14-358 trial which showed patients treated with Venclyxto in combination with azacitidine or decitabine achieved high remission rates. Venetoclax is being developed by AbbVie and Roche and is jointly commercialized by AbbVie and Genentech, a member of the Roche Group, in the U.S. and by AbbVie outside of the U.S.

•AbbVie announced that the FDA granted a Breakthrough Therapy Designation (BTD) to Venclexta (venetoclax) in combination with azacitidine for the potential treatment of adult patients with previously untreated intermediate-, high- and very high-risk myelodysplastic syndromes (MDS). MDS are a group of diverse bone marrow disorders in which the bone marrow does not produce enough healthy blood cells. This marks the sixth BTD granted to Venclexta and a submission of a sNDA for Venclexta in higher-risk MDS is planned for later this year.

•AbbVie and Teneobio, Inc. announced that AbbVie exercised its exclusive right to acquire TeneoOne, an affiliate of Teneobio, Inc., and TNB-383B, a BCMA-targeting immunotherapeutic for the potential treatment of relapsed or refractory multiple myeloma. AbbVie exercised its exclusive right to acquire TeneoOne and TNB-383B based on an interim analysis of an ongoing Phase 1 study in which results demonstrated an objective response rate (ORR) of 79 percent, very good partial response (VGPR) or better of 63 percent, and complete response (CR) of 29 percent at doses ≥40 mg in the dose escalation cohorts with a median follow-up time of 6.1 months.

•At the American Society of Clinical Oncology (ASCO) Annual Meeting and European Hematology Association (EHA) Annual Congress, AbbVie presented more than 40 abstracts across twelve types of cancer showcasing the breadth of AbbVie's oncology portfolio and pipeline. Highlights included data from the Phase 3 GLOW and Phase 2 CAPTIVATE studies evaluating the combination therapy Imbruvica (ibrutinib) plus Venclexta in chronic lymphocytic leukemia (CLL). Results from the GLOW study demonstrated how the fixed-duration, all-oral combination showed superior progression-free survival (PFS) compared to chlorambucil plus obinutuzumab in first-line CLL as well as deeper and longer intervals of remission. Additional highlights included results from the Phase 3 RESONATE-2 study which showed that with up to seven years of data, PFS and OS benefits continue to be observed with first-line single-agent Imbruvica treatment in CLL patients, as well as new data from the Phase 3 CLL14 trial which showed the Venclexta plus obinutuzumab fixed duration combination demonstrated sustained PFS in CLL patients after three years off treatment. Imbruvica is jointly developed and commercialized with Janssen Biotech, Inc.

•At the 2021 American Headache Society (AHS) Annual Scientific Meeting, AbbVie presented a total of 23 abstracts, including four podium presentations, from a broad range of studies across AbbVie’s migraine portfolio. Presentations included results from the Phase 3 ADVANCE clinical trial evaluating the safety and efficacy of atogepant in the preventive treatment of migraine as well as interim results on the real-world effectiveness of Ubrelvy (ubrogepant) for the acute treatment of migraine in combination with calcitonin gene-related peptide receptor (CGRP) monoclonal antibody (mAb) preventives, Botox (onabotulinumtoxinA) or both. AbbVie also presented real-world data on the role of Botox in combination with CGRP mAbs for Chronic Migraine prevention.

Recent Events (continued)

•At the American Society of Cataract and Refractive Surgery (ASCRS) Annual Meeting, AbbVie presented new data from its leading portfolio of eye care medicines. Presentations included full results from the Phase 3 GEMINI 1 clinical study, evaluating the efficacy, safety and tolerability of investigational AGN-190584 (pilocarpine 1.25%) ophthalmic solution for the treatment of presbyopia. In the study, AGN-190584 met both its primary and key secondary efficacy endpoints with patients achieving near and intermediate vision gains with no loss of distance vision, a rapid onset of action, and sustained vision gains of up to six hours. GEMINI 1 data, in combination with data from the GEMINI 2 study, formed the basis of the AGN-190584 New Drug Application (NDA) currently under review with the FDA, which the agency is expected to act on by the end of 2021. AbbVie also presented an updated analysis from the Phase 3 ARTEMIS studies assessing the efficacy and duration of Durysta (bimatoprost intracameral implant), the first and only FDA-approved dissolvable implant to reduce eye pressure in people with open angle glaucoma or high eye pressure.

•At the Association for Research in Vision and Ophthalmology (ARVO) 2021 Annual Virtual Meeting, AbbVie presented new data, including real-world evidence and patient-reported outcomes (PROs), for products across its eye care portfolio and pipeline. The company presented PROs for AGN-190584, new analyses from the Phase 3 ARTEMIS studies examining the duration of intraocular pressure (IOP) lowering and biodegradation kinetics of Durysta as well as real world data from the multicenter EXPAND study evaluating twelve-month outcomes of an investigation into a novel placement of the Xen Gel Stent.

•AbbVie announced that the FDA has approved a label expansion of Botox to include eight new muscles for the treatment of upper limb spasticity in adults. The new muscles for treatment include additional muscles of the elbow and forearm, intrinsic hand muscles and thumb muscles. 6.7 million people in the U.S. are living with adult spasticity across a variety of neurologic conditions and Botox has demonstrated efficacy and has an established safety profile with over 10 years of clinical use in the treatment of adult upper limb spasticity.

•Allergan Aesthetics and Soliton announced a definitive agreement under which Allergan Aesthetics will acquire Soliton and Resonic, its Rapid Acoustic Pulse device which recently received FDA 510(k) clearance and is a non-invasive treatment for the improvement in the appearance of cellulite. The novel platform technology uses non-invasive rapid, high-frequency sound waves to disrupt targeted cellular structures and connective tissue, physically impacting the fibrous septae beneath the skin that contribute to the dimpled appearance of cellulite.

•AbbVie and Calico Life Sciences announced an extension of their leading-edge collaboration to discover, develop and bring to market new therapies for patients with age-related diseases, including neurodegeneration and cancer. This is the second collaboration extension and builds on the partnership established in 2014 and extended in 2018. The extension is for an additional three years, beginning in 2022, and AbbVie and Calico will each commit to contribute an additional $500 million. AbbVie and Calico have advanced three clinical stage programs in immuno-oncology and neurodegeneration and have a portfolio of more than 20 early-stage programs targeting specific disease pathways.

Full-Year 2021 Outlook
AbbVie is updating its GAAP diluted EPS guidance for the full-year 2021 from $7.27 to $7.47 to $6.04 to $6.14. AbbVie is raising its adjusted diluted EPS for the full-year 2021 from $12.37 to $12.57 to $12.52 to $12.62. The company's 2021 adjusted diluted EPS guidance excludes $6.48 per share of intangible asset amortization expense, non-cash charges for contingent consideration adjustments and other specified items.

About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience, eye care, virology, women's health and gastroenterology, in addition to products and services across its Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our second-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2021 and 2020 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2021 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie’s acquisition of Allergan or to promptly and effectively integrate Allergan’s business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2020 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Frank Benenati	Liz Shea
(224) 688-4169	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended June 30, 2021
(Unaudited)

				% Change vs. 2Q20
	Net Revenues (in millions)			Reported			Comparable Operational [a,b]
	U.S.	Int’l.	Total	U.S.	Int'l.	Total	U.S.	Int'l	Total
NET REVENUES	$10,804	$3,155	$13,959	32.6%	38.4%	33.9%	18.5%	22.4%	19.3%

Immunology	5,118	1,002	6,120	16.3	9.4	15.1	16.3	1.7	13.8
Humira	4,257	811	5,068	7.1	(6.0)	4.8	7.1	(12.6)	3.6
Skyrizi	565	109	674	95.7	>100.0	>100.0	95.7	>100.0	>100.0
Rinvoq	296	82	378	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	1,322	494	1,816	6.1	42.9	14.1	6.1	38.6	13.2
Imbruvica[c]	1,099	282	1,381	4.3	20.6	7.2	4.3	20.6	7.2
Venclexta	223	212	435	16.3	89.3	43.2	16.3	75.9	38.3

Aesthetics	925	509	1,434	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0
Botox Cosmetic*	366	218	584	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0
Juvederm Collection*	196	232	428	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0
Other Aesthetics*	363	59	422	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Neuroscience	1,238	221	1,459	>100.0	61.4	98.8	29.5	30.0	29.6
Botox Therapeutic*	488	115	603	92.4	>100.0	>100.0	32.9	73.5	38.6
Vraylar*	432	—	432	>100.0	n/a	>100.0	25.8	n/a	25.8
Duodopa	25	102	127	(1.3)	10.3	7.8	(1.3)	1.1	0.5
Ubrelvy*	126	—	126	>100.0	n/a	>100.0	>100.0	n/a	>100.0
Other Neuroscience*	167	4	171	61.0	>100.0	62.9	(13.4)	63.8	(12.4)

Eye Care	616	303	919	>100.0	>100.0	>100.0	24.8	22.9	24.1
Lumigan/Ganfort*	72	77	149	>100.0	86.2	94.6	17.7	(5.6)	4.8
Alphagan/Combigan*	102	40	142	>100.0	76.0	>100.0	23.0	8.4	18.7
Restasis*	312	15	327	>100.0	>100.0	>100.0	22.8	73.1	24.6
Other Eye Care*	130	171	301	>100.0	>100.0	>100.0	36.0	42.3	39.4

Women's Health	179	12	191	26.7	>100.0	29.9	(19.3)	64.9	(17.0)
Lo Loestrin*	93	5	98	19.8	>100.0	21.9	(30.9)	38.5	(29.7)
Orilissa/Oriahnn	36	2	38	21.3	87.4	23.0	21.3	67.6	22.5
Other Women's Health*	50	5	55	47.8	>100.0	53.7	(13.0)	84.9	(8.0)

Other Key Products	1,087	293	1,380	23.3	8.5	19.9	11.9	1.7	9.7
Mavyret	204	238	442	37.6	4.1	17.2	37.6	(1.4)	13.9
Creon	280	—	280	11.0	n/a	11.0	11.0	n/a	11.0
Lupron	151	47	198	(10.2)	23.9	(4.0)	(10.2)	16.6	(5.3)
Linzess/Constella*	260	8	268	>100.0	>100.0	>100.0	18.4	28.4	18.6
Synthroid	192	—	192	5.0	n/a	5.0	5.0	n/a	5.0
a "Comparable Operational" comparisons include full-quarter current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable

AbbVie Inc.
Key Product Revenues
Six Months Ended June 30, 2021
(Unaudited)

				% Change vs. 6M20
	Net Revenues (in millions)			Reported			Comparable Operational [a,b]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
ADJUSTED NET REVENUES[c]	$20,479	$6,415	$26,894	43.2%	35.3%	41.2%	12.9%	9.3%	12.0%

Immunology	9,751	2,113	11,864	16.0	5.5	14.0	16.0	(0.8)	12.8
Humira	8,164	1,771	9,935	7.0	(7.3)	4.1	7.0	(12.6)	3.0
Skyrizi	1,046	202	1,248	88.5	>100.0	98.0	88.5	>100.0	95.7
Rinvoq	541	140	681	>100.0	>100.0	>100.0	>100.0	>100.0	>100.0

Hematologic Oncology	2,546	943	3,489	5.5	29.7	11.1	5.5	26.2	10.3
Imbruvica[d]	2,098	551	2,649	3.8	10.4	5.1	3.8	10.4	5.1
Venclexta	448	392	840	14.2	71.8	35.4	14.2	60.5	31.2

Aesthetics	1,653	922	2,575	>100.0	>100.0	>100.0	69.9	>100.0	80.7
Botox Cosmetic*	671	390	1,061	>100.0	>100.0	>100.0	84.0	83.7	83.9
Juvederm Collection*	319	430	749	>100.0	>100.0	>100.0	91.8	>100.0	>100.0
Other Aesthetics*	663	102	765	>100.0	>100.0	>100.0	49.9	>100.0	56.6

Neuroscience	2,275	432	2,707	>100.0	82.7	>100.0	21.4	14.2	20.3
Botox Therapeutic*	917	218	1,135	>100.0	>100.0	>100.0	19.2	34.2	21.6
Vraylar*	778	—	778	>100.0	n/a	>100.0	23.7	n/a	23.7
Duodopa	50	206	256	(0.3)	7.4	5.8	(0.3)	(1.8)	(1.5)
Ubrelvy*	207	—	207	>100.0	n/a	>100.0	>100.0	n/a	>100.0
Other Neuroscience*	323	8	331	>100.0	>100.0	>100.0	(16.4)	27.9	(15.8)

Eye Care	1,146	590	1,736	>100.0	>100.0	>100.0	4.1	9.3	5.7
Lumigan/Ganfort*	138	154	292	>100.0	>100.0	>100.0	(3.0)	(7.7)	(5.5)
Alphagan/Combigan*	182	78	260	>100.0	>100.0	>100.0	3.8	6.2	4.6
Restasis*	579	28	607	>100.0	>100.0	>100.0	1.9	43.3	3.3
Other Eye Care*	247	330	577	>100.0	>100.0	>100.0	14.7	17.6	16.2

Women's Health	356	15	371	>100.0	>100.0	>100.0	(19.5)	(9.8)	(19.2)
Lo Loestrin*	195	7	202	>100.0	>100.0	>100.0	(21.9)	11.9	(21.2)
Orilissa/Oriahnn	65	3	68	8.2	72.9	10.0	8.2	60.2	9.7
Other Women's Health*	96	5	101	>100.0	>100.0	>100.0	(27.4)	(39.0)	(28.0)

Other Key Products	2,108	587	2,695	17.8	(7.3)	11.2	1.7	(13.7)	(1.9)
Mavyret	374	483	857	(1.9)	(12.9)	(8.4)	(1.9)	(17.9)	(11.4)
Creon	554	—	554	4.8	n/a	4.8	4.8	n/a	4.8
Lupron	322	89	411	(11.2)	17.3	(6.3)	(11.2)	12.8	(7.1)
Linzess/Constella*	475	15	490	>100.0	>100.0	>100.0	15.3	8.8	15.1
Synthroid	383	—	383	(1.2)	n/a	(1.2)	(1.2)	n/a	(1.2)
a "Comparable Operational" comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2019, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b All historically reported Allergan revenues have been recast to conform to AbbVie's revenue recognition accounting policies and reporting conventions for certain rebates and discounts. Historically reported Allergan revenues also exclude Zenpep and Viokace product revenues, which were both divested as part of the acquisition, as well as specified items.
c Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.
d Reflects profit sharing for Imbruvica international revenues.
* Represents product(s) acquired as part of the Allergan acquisition.
n/a = not applicable

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Six Months Ended June 30, 2021 and 2020
(Unaudited) (In millions, except per share data)

	Second Quarter Ended June 30		Six Months Ended June 30
	2021	2020	2021	2020
Net revenues	$13,959	$10,425	$26,969	$19,044
Cost of products sold	4,523	3,711	8,736	5,653
Selling, general and administrative	3,164	3,527	6,006	5,222
Research and development	1,802	1,582	3,584	2,961
Acquired in-process research and development	97	853	167	853
Other operating income	(68)	—	(68)	—
Total operating costs and expenses	9,518	9,673	18,425	14,689

Operating earnings	4,441	752	8,544	4,355

Interest expense, net	606	614	1,228	1,042
Net foreign exchange loss	14	29	23	34
Other expense, net	2,658	802	2,263	874
Earnings (loss) before income tax expense	1,163	(693)	5,030	2,405
Income tax expense	394	46	706	134
Net earnings (loss)	769	(739)	4,324	2,271
Net earnings (loss) attributable to noncontrolling interest	3	(1)	5	(1)
Net earnings (loss) attributable to AbbVie Inc.	$766	$(738)	$4,319	$2,272

Diluted earnings (loss) per share attributable to AbbVie Inc.	$0.42	$(0.46)	$2.41	$1.43

Weighted-average diluted shares outstanding	1,776	1,647	1,776	1,568

Adjusted diluted earnings per share[a]	$3.11	$2.34	$6.06	$4.76

Adjusted weighted-average diluted shares outstanding[a]	1,776	1,651	1,776	1,568

a     Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Weighted-average diluted shares outstanding includes the effect of dilutive securities. Due to the GAAP net loss in the second quarter ended June 30, 2020, certain shares issuable under stock-based compensation plans that were dilutive on a non-GAAP basis were excluded from the computation of GAAP diluted EPS because the effect would have been antidilutive.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended June 30, 2021
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	2Q21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,163	$766	$0.42
Adjusted for specified items:
Intangible asset amortization	1,999	1,662	0.95
Acquisition and integration costs	135	106	0.06
Milestones and other R&D expenses	137	115	0.06
Acquired IPR&D	97	97	0.05
Change in fair value of contingent consideration	2,692	2,690	1.51
Litigation matters	107	93	0.05
Other	28	27	0.01
As adjusted (non-GAAP)	$6,358	$5,556	$3.11
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect Allergan-related integration costs. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses.
2. The impact of the specified items by line item was as follows:

	2Q21
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating income	Other expense, net
As reported (GAAP)	$4,523	$3,164	$1,802	$97	$(68)	$2,658
Adjusted for specified items:
Intangible asset amortization	(1,999)	—	—	—	—	—
Acquisition and integration costs	(24)	(94)	(17)	—	—	—
Milestones and other R&D expenses	—	—	(137)	—	—	—
Acquired IPR&D	—	—		(97)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(2,692)
Litigation matters	—	(107)	—	—	—	—
Other	(21)	(10)	(65)	—	68	—
As adjusted (non-GAAP)	$2,479	$2,953	$1,583	$—	$—	$(34)
3. The adjusted tax rate for the second quarter of 2021 was 12.6 percent, as detailed below:

	2Q21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,163	$394	33.8%
Specified items	5,195	405	7.8%
As adjusted (non-GAAP)	$6,358	$799	12.6%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended June 30, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	2Q20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$(693)	$(738)	$(0.46)
Adjusted for specified items:
Intangible asset amortization	1,406	1,190	0.72
Acquisition and integration costs	1,919	1,784	1.08
Milestones and other R&D expenses	50	49	0.03
Acquired IPR&D	853	853	0.52
Change in fair value of contingent consideration	809	809	0.49
Other	51	(52)	(0.04)
As adjusted (non-GAAP)	$4,395	$3,895	$2.34
a     Represents net earnings (loss) attributable to AbbVie Inc.
Acquisition and integration costs reflect transaction, financing and integration costs related to the Allergan acquisition as well as the amortization of the acquisition date fair value step-up for inventory. Milestones and other R&D expenses include milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes COVID-19 related expenses and tax audit settlements.
2. The impact of the specified items by line item was as follows:

	2Q20
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$3,711	$3,527	$1,582	$853	$614	$29	$802
Adjusted for specified items:
Intangible asset amortization	(1,406)	—	—	—	—	—	—
Acquisition and integration costs	(469)	(1,142)	(178)	—	(130)		—
Milestones and other R&D expenses	—	—	(50)	—	—	—	—
Acquired IPR&D	—	—	—	(853)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(809)
Other	(40)	7	(22)	—	—	4	—
As adjusted (non-GAAP)	$1,796	$2,392	$1,332	$—	$484	$33	$(7)
 3. The adjusted tax rate for the second quarter of 2020 was 11.4 percent, as detailed below:

	2Q20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$(693)	$46	(6.5)%
Specified items	5,088	455	8.9%
As adjusted (non-GAAP)	$4,395	$501	11.4%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Six Months Ended June 30, 2021
(Unaudited) (In millions, except per share data)
 1.     Specified items impacted results as follows:

	6M21
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$5,030	$4,319	$2.41
Adjusted for specified items:
Intangible asset amortization	4,008	3,344	1.88
Acquisition and integration costs	359	261	0.15
Milestones and other R&D expenses	347	295	0.16
Acquired IPR&D	167	159	0.09
Change in fair value of contingent consideration	2,349	2,347	1.32
Litigation matters	107	93	0.05
Other	(1)	6	—
As adjusted (non-GAAP)	$12,366	$10,824	$6.06
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of FDA priority review vouchers from third parties. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes restructuring charges associated with streamlining global operations and COVID-19 related expenses, offset by milestone revenue under an existing collaboration agreement.
2. The impact of the specified items by line item was as follows:

	6M21
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Other operating income	Other expense, net
As reported (GAAP)	$26,969	$8,736	$6,006	$3,584	$167	$(68)	$2,263
Adjusted for specified items:
Intangible asset amortization	—	(4,008)	—	—	—	—	—
Acquisition and integration costs	—	(123)	(170)	(66)	—	—	—
Milestones and other R&D expenses	—	—	—	(347)	—	—	—
Acquired IPR&D	—	—	—	—	(167)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(2,349)
Litigation matters	—	—	(107)	—	—	—	—
Other	(75)	(41)	(33)	(83)	—	68	15
As adjusted (non-GAAP)	$26,894	$4,564	$5,696	$3,088	$—	$—	$(71)
3. The adjusted tax rate for the first six months of 2021 was 12.4 percent, as detailed below:

	6M21
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$5,030	$706	14.0%
Specified items	7,336	831	11.3%
As adjusted (non-GAAP)	$12,366	$1,537	12.4%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Six Months Ended June 30, 2020
(Unaudited) (In millions, except per share data)

1.     Specified items impacted results as follows:

	6M20
	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,405	$2,272	$1.43
Adjusted for specified items:
Intangible asset amortization	1,850	1,561	0.99
Acquisition and integration costs	2,107	1,942	1.24
Milestones and other R&D expenses	185	164	0.11
Acquired IPR&D	853	853	0.54
Change in fair value of contingent consideration	881	881	0.56
Other	117	(165)	(0.11)
As adjusted (non-GAAP)	$8,398	$7,508	$4.76
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect transaction, financing and integration costs related to the Allergan acquisition as well as the amortization of the acquisition date fair value step-up for inventory. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of an FDA priority review voucher from a third party. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes the impacts of tax law changes and COVID-19 related charitable contributions and expenses.
2. The impact of the specified items by line item was as follows:

	6M20
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$5,653	$5,222	$2,961	$853	$1,042	$34	$874
Adjusted for specified items:
Intangible asset amortization	(1,850)	—	—	—	—	—	—
Acquisition and integration costs	(469)	(1,186)	(178)	—	(274)	—	—
Milestones and other R&D expenses	—	—	(185)	—	—	—	—
Acquired IPR&D	—	—	—	(853)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(881)
Other	(44)	(45)	(32)	—	—	4	—
As adjusted (non-GAAP)	$3,290	$3,991	$2,566	$—	$768	$38	$(7)
3. The adjusted tax rate for the first six months of 2020 was 10.6 percent, as detailed below:

	6M20
	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,405	$134	5.6%
Specified items	5,993	757	12.6%
As adjusted (non-GAAP)	$8,398	$891	10.6%